Exhibit 21.1

Subsidiaries of the Registrant

Bank subsidiary

Heritage Bank of Commerce — State of Incorporation, California

Non‑bank subsidiaries of Heritage Bank of Commerce

CSNK Working Capital Finance Corp. — State of Incorporation, California

Almaden Boulevard Investments, LLC — State of Incorporation, California